Exhibit 99.2
Third Quarter 2009 Investor Conference Call, November 10, 2009,4:30pm (ET)

Good afternoon and welcome to Celsius Holdings, Inc’s Third Quarter 2009 investor conference call.  Joining me on the call today is Steve Haley, the company’s Chief Executive Officer and Jan Norelid, Chief Financial Officer.

During the course of this conference call we will make forward-looking statements regarding future events and the future performance of the Company.  We caution you that such statements reflect our best judgment based on factors currently known to us, and that you should not rely on such forward-looking statements since our actual events or results could differ materially as a result of a number of important factors.  These factors include general economic and business conditions, trends, the impact of competition, technology and regulations and other risks and uncertainties discussed in the reports we file from time to time with the Securities and Exchange Commission.  We assume no obligation to update any forward-looking statements or other information provided during this conference call.

In adherence to Regulation Fair Disclosure, the Company has provided information in its third quarter financial results press release and this publicly announced financial results conference call.  We will not provide any further guidance or updates on our performance during the quarter unless we do so in a public forum.

Operator turns call over to Steve

Thanks _____ and thank you for joining us for our Third Quarter 2009 investor conference call.

Financial results for this third quarter of 2009 were released to the public on November 6th through our press release distributed on that Friday afternoon.  You can view a copy of this document on our web-site at www.celsius.com in the investor section.

This is our seventh quarterly call as a public company and with so much progress being made; we will change the structure of the call a bit. I’m going to turn it over to Jan, our Chief Financial Officer, for the financial details on the specific numbers for the quarter earlier than usual. After Jan reviews the financials, I’ll then provide more of a state of the company update on our progress. As usual we will leave ample time for your questions.

On our August 6th earnings call for the 2nd quarter, I explained that we felt we were moving from the foundation building phase of the company to the more exciting growth phase. Our focus is on growing our distribution and even though our quarter over quarter revenue showed only a 12% increase for this quarter, the number of new retailers that are agreeing to put Celsius on their shelves is now increasing at a fast pace. This combined with increasing same store sales rates for our established or mature retailers gives us a high degree of optimism. Before I get into some of the examples, let me turn it over to our CFO, Jan Norelid, for a run down on this quarter’s financial details. Jan.

Good afternoon and thank you for joining us today.

Our revenue for the quarter was $1.3 million as compared to $435,000 for the same quarter a year ago. The increase of 208.4 % was mainly due to increased sales in all sales channels and many new customers. The larger new customers were 7-11, Supervalu, A/P Pathmark, etc.

Our gross profit for the quarter was 42.9% as compared to negative 4.8% for the same quarter last year. The margin this year was in line with previous quarters of this year. Last year we had a large write-down of inventory that affected the margin negatively. Without the write down, gross profit for the same quarter last year would have been 41.8%

Our operating expenses have increased compared to the same quarter last year.  Our sales and marketing expenses were $2.6 million this year as compared to $1.4 million for the same quarter last year. The main reason for the increase is our investment in traditional advertising, i.e. radio, TV and some print ads and also increased employee cost as we have beefed up our sales side. We have also reduced our local marketing spend this year as compared to last year due to our focus on marketing on a more national level. Our G&A expenses increased by $26,000, from $434,000 to $624,000. This increase is mainly due to increased cost for employee options this year as compared to the same period last year.

Our net interest expense increased from $33,000 in the third quarter of 2008 to $50,000 for the same period this year. The increase was mainly due to increase in debt.

Our net loss increased from $1.8 million for the third quarter last year to $2.7 million for the third quarter in 2009, or two cents per share in 2009 vs. one cent per share last year, both basic and diluted.

We show at the end of September a stockholders’ deficit of $2.3 million.

Our cash flow from operating activities for the nine months this year was a negative $5.8 million as compared to $3.8 million for the same period previous year.

During the quarter we received additional financing in form of $6.5 million of convertible debt, of which at quarter end we had drawn $2 million and a note for $1 million. As we have stated in our Form 10-Q for this quarter, we currently do not have sufficient funds to continue our operations. We have said the same thing in the past. We will have a need for additional financing. We hope to make announcement about this in the near future. Any time there is more equity financing, there will be some dilution. Today we have 153 million shares outstanding and the diluted calculation at September 30 showed the additional dilutive shares were 141 million shares for a total of 293 million shares.

We have received questions about the recently filed S-1 to register preferred shares and convertible debt. The preferred shares were sold in December 08 and April 09, the new convertible debt for $6.5 million is what is financing our marketing efforts at present time. I don’t know of any intention of CDS to actually sell these shares.

I direct you to read our Form 10-Q for this quarter for further explanations as to the 9-month results and other important information about the company.

Now I will turn the call back over to our CEO, Steve Haley

Thanks Jan.

We spent the first six or seven months of this year on our foundation. We added personnel and restructured our organization. We enhanced our packaging and learned which marketing vehicles and angles had the most impact. As we moved into the third quarter of this year, we were ready to move into the growth phase.

A key element to our plan of attack was to align ourselves with some of the top brokers that handled the key accounts that we would be targeting. Of course, the largest and most significant of these is the relationship with CrossMark and we have others for some specific target accounts.

Another key element is the national marketing campaign that we launched towards the end of the quarter. In a minute or so I’ll describe where we are and what’s in the works on the marketing front but first let me give you some examples of the successes that we’ve had in growing our distribution. We’ve issued press releases for some of these retailers as we began shipments or when the product was hitting the shelves.

Remember, many times there can be a significant lag in time from the initial authorization, to actual purchase orders, to the shipments and deliveries to the retailer’s own distribution centers to then being delivered to the stores and finally actually on the planed store shelves. This complex supply chain gets even more varied when the retail chain is made up of corporate stores and franchise stores. Examples of this are GNC and 7-Eleven. I mention these complexities because even though we announce that we are in a chain and Celsius is on the shelves of the majority of stores within a chain, there can still be locations that are not stocking Celsius yet.

By the end of the fourth quarter of this year, we should be in 1800 SUPERVALU locations. They are the number one Grocery wholesaler in North America and the number three grocery chain within North America. Their banners or divisions include Albertson’s in Southern California, Acme, Jewel/Osco, Cub Foods and Shaws. By the way, for those of you that have a Jewel/Osco near you we are on sale right now at 2 four-packs for $10. You may remember that we announced Shaws in the beverage section earlier in the year through our distributor in New England, Polar Beverages. With this new relationship with the SUPERVALU parent company, we are now also going into the health and beauty area with four-packs. In fact, we are in discussions with more retailers to have multiple locations within their stores.

Celsius is now in distribution at 220 Shoprite stores, which is the number one grocery chain in metro New York/New Jersey. As press releases during the third quarter relayed, we are in Pathmark, the number two chain in metro New York/New Jersey, and the number four grocery chain, A&P. The other large one in that market is Stop & Shop and we expect distribution there in December as well.  We plan a meaningful push in the New York metro area and most metro retailers will feature Celsius four-packs in January at either 2 for $10 or $5.99 per four-pack. This should coincide with some extra marketing efforts in New York City for the first part of the year.

Our first shipment to Giant Carlisle will be in December. We will have four flavors going into the 140 stores. They are the number one grocery retailer in central Pennsylvania. Celsius will also be part of new item end cap program in January and will be on sale towards the end of January at 2 four-packs for $10.00

I probably should save this one for last because of the significance to Celsius, but we will be in 167 Costcos in late December 2009 or early January 2010. Costco is the eighth largest retailer worldwide and the third largest in North America. In March of next year, we hope to be in their 400+ stores nationwide. We will offer aggressive pricing on 15 count packages of our Raspberry Acai Green Tea and Sparkling Orange.

As those of you in the Northeast may know, we are in about 800 CVS stores up there. Well, in December 2009 we will begin our first shipments to almost 7000 stores nationwide. CVS is the number two drug chain in the US and the seventh largest retailer in North America. Celsius will be in the health and beauty or diet section. We’re planning to have six strong merchandising events in 2010 along with a major diet advertisement in February.

We are already shipping to the third largest drug chain in the United States, Rite Aid. They are the 13th largest North American retailer and they will carry Celsius in 4,836 stores. Our merchandising in January 2010 will include end caps in a major weight management program.

Not as large as some of these, but just as important in the Southern California, is Ralphs. They have 285 stores in Southern California and are the number one grocery chain from a market share standpoint out there.  Ralphs is the largest supermarket division owned and operated by The Kroger Company.  The Kroger Company is the second largest retailer in America.

Back to the national front, we are pretty confident that in the next day or two we will be authorized and planned into Walgreen’s. We believe we will be in 6800 stores, shipping in December of this year with two flavors. We plan a very strong in-store coupon program for January of next year.

With Walgreens our total drug store distribution by January 2010 will be over 18,000 locations around the country.

It was to drive demand for this larger national presence that caused us to start our national advertising in late September of this year. You can see that the sales team has been pretty successful at getting us into most of the largest national accounts. This list does not include regional chains that we are expecting to ship to this quarter. For example, just last week we received the initial orders from Harris Teeter based out of Matthews, NC. The company is a very well respected supermarket chain operating in 8 Southern States with over 190 stores. Harris Teeter is regularly recognized as a progressive, state-of-the-art food retailer. Supermarket News, places Harris Teeter, in the top 40 food chains in the country. A nice benefit to us is they also have a highly developed nutritional area in which Celsius will be placed. We feel the chemistry is ideal between the Harris Teeter consumer and Celsius.  Their customers have come to expect the latest offering in the highest quality nutritional products, and Celsius personifies those qualities.

Celsius will be on shelf by December 1st, and most stores will offer a variety of four-packs and some stores will stock our Celsius On-the-Go packets.   I don’t have time to list all the regional chains here. We will announce some of the new ones through our press release process when the marketing or competitive circumstances warrant it. So be on the lookout for more announcements.

One last one on the distribution front that I would like to mention is Core-Mark, one of the leading distributors to the Convenience class of trade in the US.  We have previously announced our relationship with McLane who services such customers as 7-Eleven and Gate for us. Core-mark gives us yet another powerful avenue to get Celsius to more of the convenience chains.

As our distribution has grown from small regional areas to more of a national footprint with large recognizable retailers, we have expanded our marketing from local grass roots events to multiple marketing methods and more of a national focus.

Our new advertising campaign featuring a customized “Burn Baby Burn” song has been launched and rolled-out nationally. In our television and radio advertising we highlight the health benefits of Celsius such as calorie burning, healthy energy, great taste and backed by science. Many of you will notice that we are broadening the target audience with more mass appeal in an upbeat, positive tone. To support our growing national distribution, our call to action includes a coupon from burnbabyburn.com.

We are currently running 15 and 30 second TV commercials on national cable stations that appeal to adults 25-54. Cable channels MSNBC, Bravo, CNBC, Lifetime, TLC, E!, HGTV and others such as the Food Network. Our radio campaign is currently in over 25 top Celsius markets, featuring DJ endorsements raving about Celsius on air and national satellite radio on the Oprah network. Our national print campaign is currently in such publications as US Weekly, First for Women, Women’s World and Women’s Health.

We continue to do some of the grass roots type events that helped us build the initial brand awareness in areas that we have strong distribution as well as newer areas as we launch an anchor retailer or new distributor. We also continue to participate in some of the larger trade conventions such as NACS, NACDS, IRHSA, the Arnold Show, Club Industry and the like. This year’s NACS convention brought us over 150 leads for convenience store chains that the sales team is now following up on.

Through the years we have also won several awards and we continue to participate in these contests because as we win, we gain even more exposure. Most recently we were awarded the CSP Retailer Choice award for Best New Product with our Celsius Green Tea Raspberry/ACAI. This was presented at the large National Association of Convenience Stores convention by CSP Magazine. Internationally, we were a finalist in the Beverage Innovation Award for 2009 Best Health Initiative with our Celsius On-the-Go packets.

In addition to the print, radio and television advertizing, we are launching our mobile, internet and social marketing campaign this December. We will be formally announcing this in a few weeks but I wanted to take this opportunity now to mention it as it is really cool technology that should help us increase awareness around the world. Our technology and mobile campaign will include our Social Networking Widget which is cutting edge technology that interacts with customers across all social media platforms. It is a fully functional nanosite or tool for consumers to get the most up to date information about Celsius, coupons and local store locations or product information as well as member only offers. The widget can be shared virally over the internet on social networking sites such as Twitter or Facebook pages, embedded on a web site or viewed on a mobile phone. It adjusts to the formatting for each type of cell phone.

During the third quarter of this year we launched our first sports venue marketing partnership with BankAtlantic Center and the Florida Panthers. This gave us In-arena presence with pretty extensive signage, product distribution in all food courts and extra sampling opportunities. Being the official calorie burner of the Florida Panthers raises brand awareness here in the South Florida market. Featured in this fully integrated program is the Panthers in-arena host Randi Ross as the Celsius Girl supporting in-arena Celsius promotions. We are doing several promotions with the Panthers over the next few months. For example: this weekend we kick-off a big promotion called Celsius Hockey N Heels, where ladies are treated to an inside tour of the facility, meet and greet with the players’ wives and a little Hockey 101 and of course the game to follow.

You can see that we have a lot happening now on the marketing front. Because of all the commercials, publicity and new distribution, another key milestone for the Company that did not receive as much attention as it might deserve but is significant for us is our 5th scientific study. This study was presented at the American College of Nutrition last month.  This study looked at an “at risk” population of women. This means sedentary and obese or overweight.  The  findings show that for this group Celsius combined with exercise improves body composition with 46% greater fat loss and  27% greater muscle mass as well as delivering 35% greater endurance performance. Also a new finding is that drinking Celsius with or without exercise resulted in a significant drop in total cholesterol by 5% to13% and bad LDL cholesterol dropped from 12% to18%.  Exercise alone had no effect on blood lipid levels.

As the calorie burning category grows, we strive to maintain our leadership position and our continued dedication to the science is a cornerstone of our foundation for success. We also believe having the science to back up our claims is one of the things that separates us from potential competitors and contributes to the overall value of the company and brand.

Finally and most significantly on the marketing and brand awareness front is our most recent announcement of our new national spokesperson, Mario Lopez. We’re so excited to be partnering with Mario. As our national brand spokesperson, he will be prominently featured in a new marketing campaign the Company is planning for 2010. We will be conducting additional activities with Mario as time goes on but all details are only in the planning stages and I can’t get into many details yet.

He is such an enthusiastic spokesperson, it is only fitting that he has joined the Celsius team to help us promote this innovative drink in innovative and new ways.

We’ve grown over the past four years and we feel we’re at time in the continued growth and expansion of the brand that it made sense to bring on a national brand spokesperson to help increase wide-spread awareness for Celsius. Mario was a natural choice once we found out what a fan he was of the drink and how much he loves to use the product in his daily life. Mario Lopez, a multi-talented celebrity who danced his way into America’s heart on “Dancing with the Stars” is the sole host of the long-running daily syndicated entertainment program “Extra”.  A highly engaging, likeable, sought-after, personality, Mario likes to stay busy.  In addition, he is the host of the hit reality-competition series "America's Best Dance Crew."  He recently starred on Broadway and is a popular guest host on popular daytime talk shows.  This past spring, People named Lopez 2008's Hottest Bachelor.

Born in San Diego, Lopez has become well known to television audiences through his role on NBC's "Saved by the Bell".

In the midst of all his television and stage work, Mario can now add author and fitness expert to his resume. His first book, Mario Lopez's Knockout Fitness, was released in stores May 2008 and his new children's book Mud Taco was released just last month or October 2009.  Mario is the perfect fit for the demographics of Celsius, because he is highly appealing to both genders, male and female, across ages 25-54. We couldn’t be more thrilled to be working with such a multi-talented individual.

Hopefully you can tell that our increasing excitement and enthusiasm is warranted and based on attaining real results. While we grew last quarter and plan on doing it again this quarter, our sights are set much higher. We have a lot of work to do and don’t take our responsibilities lightly. We’ve assembled a strong team and we look forward to growing the company, brand and the calorie burning category. We consider part of our responsibilities to be as open as possible with our shareholder base. In this vein comes the topic of guidance.

Earlier I mentioned the complexities of the demand side of the supply chain. The buyer may commit to us and then there may be factors out of their control that delays the actual plan-o-grams that the purchase orders are built from. Also, when we ship to a new retailer early in the quarter there is a chance to get reorders in that period. If delayed then it is rare to benefit from a second round of orders in the current quarter. Once on the shelves, much of the variability is removed and as we progress we plan on our revenue to become more predictable. We could still have material swings in our revenue based on factors that we do not control. At the same time we hope to provide you with guidance in the future.

Jan and I will now open it up for your questions.  Operator.

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